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                                                                  EXHIBIT 99.3.1
                          BLACK WARRIOR WIRELINE CORP.
                               100 Rosecrest Lane,
                           Columbus, Mississippi 39701
                               TEL: (662) 329-1047
                               FAX: (662) 329-1089



                                November 15, 2005



Holder


         RE: REQUEST TO HOLDERS OF CONVERTIBLE PROMISSORY NOTES OF BLACK WARRIOR WIRELINE CORP., ISSUED DECEMBER 1999 THROUGH FEBRUARY 2000 (THE "1999 NOTES") FOR CONSENT TO CREDIT AGREEMENT FACILITIES RELATING TO BOBCAT ACQUISITION

Dear Sir or Madam:

         On October 7, 2005, we wrote to you describing Black Warrior Wireline Corp.'s Recapitalization Plan and offer to exchange one share for three warrants (the "Recapitalization Letter"). In the section of the Recapitalization Letter entitled "Recent Developments" we said:

                  On September 19, 2005, we entered into a letter of intent to purchase from the holders all of the outstanding equity securities of Bobcat Pressure Control, Inc. ("Bobcat"). The purchase price is $51.5 million, less the amount of long-term debt, including current maturities, payable in cash at the closing of the transaction. Together with its wholly-owned subsidiary, The Bobby Joe Cudd Co., Bobcat provides snubbing services to oil and natural gas well operators in the Mid-Continent area of the United States. Using a series of high pressure blow-out preventers, a snubbing unit makes it possible to remove and replace down-hole equipment in a well (such as drill pipe, casing or tubing) in a pressurized environment, allowing an operator to service a well without using other more disruptive means to control the pressure in the well. Bobcat also provides other oil field services, including freezing, hot tap services, well control, fishing, rental tool services and drillouts.

                  The closing of the acquisition is subject to our completion of due diligence inquiries into Bobcat, the negotiation and execution of a definitive purchase agreement, our completion of financing for the transaction and fulfillment of customary closing conditions contained in the definitive purchase agreement.

                  We intend that the purchase price for the Bobcat securities will be financed with the proceeds of additional senior secured borrowings, a portion of which, if the acquisition is completed, we expect will be repaid using a portion of the proceeds from the proposed underwritten offering.



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         Since the Recapitalization Letter, we have made substantial progress toward completing the Bobcat transaction. While no agreement has been finalized between and among Black Warrior, Bobcat, and its principals, and there is no assurance that such agreement will be finalized, if we are to timely close the Bobcat transaction, it is necessary that we move forward with documentation of the credit facilities which are needed for this closing. The Bobcat transaction would close early to mid December 2005, well in advance of the recapitalization described in the Recapitalization Letter. Therefore, to put in place the credit facilities needed to close the Bobcat transaction, it is necessary that we obtain your consent and concurrence as described herein.

         The acquisition of Bobcat would be financed through a credit facility with General Electric Capital Corporation and it affiliates ("GECC") by which GECC would refinance its existing credit facility with Black Warrior, which is the first lien credit facility, and would in addition provide a second lien term loan. It is contemplated that the credit facility would include a $15 Million senior secured revolving credit facility, a $30 Million senior secured term loan, a $5 Million capital expenditures loan.

         We need your immediate attention to this matter in order that we can move forward with the closing of the Bobcat transaction. We need your documentation returned by November 21, 2005. A return envelope is provided for your convenience. Please sign and return one of the enclosed Acceptance and Consent forms by November 21 and keep one copy for your records.


                                            Very Truly Yours,

                                            Black Warrior Wireline Corp.



                                            By: /s/  William L. Jenkins
                                                --------------------------------
                                                William L. Jenkins, President

Enclosures:  Two Acceptance and Consent Forms
             Return Envelope




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